Exhibit 10.2

EXECUTION VERSION

CONFIDENTIAL

GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282-2198	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036

PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC 225 Fifth Avenue, 5th Floor Pittsburgh, PA 15222		CITIZENS BANK, NATIONAL ASSOCIATION 28 State Street 15th Floor Boston, Massachusetts 02109

June 26, 2015

Hill-Rom Holdings, Inc.

Two Prudential Plaza

Suite 4100

180 N. Stetson Avenue

Chicago, IL 60601

Attention: Steve Strobel, SVP and CFO

Project Empire

$500 million Senior Secured Revolving Facility

$1,000 million Senior Secured Term Loan A Facility

$725 million Senior Secured Term Loan B Facility

$500 million Senior Unsecured Bridge Facility

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to the Commitment Letter dated June 16, 2015 (the “Original Commitment Letter”) among Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GS Lending” and together with GS Bank and their respective affiliates, “Goldman”) and Hill-Rom Holdings, Inc. (“you” or the “Company”).  This Amended and Restated Commitment Letter (the “Commitment Letter”) amends, restates and supersedes in its entirety the Original Commitment Letter and such Original Commitment Letter shall be of no further force or effect; provided that, notwithstanding anything to the contrary herein, Goldman shall be entitled to the benefits of the indemnification provisions of this Commitment Letter as if they were in effect as of the date of the Original Commitment Letter.

You have advised each of GS Bank, JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“J.P. Morgan”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), PNC Bank, National Association (“PNC Bank”), PNC Capital Markets LLC (“PNCCM”) and Citizens Bank, National Association (“Citizens” and, together with GS Bank, JPMCB, J.P. Morgan, Bank of America, MLPFS, PNC Bank and PNCCM, from and after such entity has delivered a signature page to this agreement, the “Commitment Parties”, “we” or “us”) that you intend to enter into the transactions described in the Description of the Transactions attached hereto as Exhibit A (the “Transactions”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in Exhibit A, the Summaries of Principal Terms and Conditions attached hereto as Exhibits B and C (collectively, the “Term Sheets”), and Exhibit D.  All references to “Additional Commitment Parties” herein shall be deemed a reference to each of JPMCB, J.P. Morgan, Bank of America, MLPFS, PNC Bank, PNCCM and Citizens, from and after such entity has delivered a signature page to this agreement.

You have further advised us that, in connection therewith, and subject solely to the conditions set forth in Section 7 of this Commitment Letter:  (a) the Company will obtain the senior secured revolving credit facility in an aggregate amount of $500 million (the “Revolving Facility”) described in Exhibit B, (b) the Company will obtain a senior secured term loan A facility in an aggregate amount of $1,000 million (the “Term Loan A Facility”) described in Exhibit B, (c) the Company will obtain a senior secured term loan B facility in an aggregate amount of $725 million (the “Term Loan B Facility”, and collectively with the Revolving Facility and the Term Loan A Facility, the “Senior Secured Facilities”) described in Exhibit B and (d) the Company will issue in a Rule 144A or other private placement an amount of up to $500 million of senior unsecured notes (the “Notes”), or, if and to the extent that the Company is unable to issue the Notes in an aggregate amount of at least $500 million, the Company will obtain a senior unsecured bridge facility in an aggregate principal amount of up to $500 million (the “Bridge Facility”, and collectively with the Senior Secured Facilities, the “Facilities”) described in Exhibit C, less the aggregate gross proceeds of the Notes.

1.              Commitments.

In connection with the Transactions, (i) GS Bank is pleased to advise you of its several and not joint commitment to provide 100% of aggregate amount of the Revolving Facility; provided that, upon receipt of an executed counterpart of a signature page to this Commitment Letter by any Additional Commitment Party, such Additional Commitment Party shall provide a commitment (which shall be several and not joint) in respect of the Revolving Facility in the amount set forth opposite its name on Annex I hereto and the commitment of GS Bank with respect to the Revolving Facility shall be reduced by the amount of the commitment of such Additional Commitment Party, (ii) GS Bank is pleased to advise you of its several and not joint commitment to provide 100% of aggregate amount of the Term Loan A Facility; provided that, upon receipt of an executed counterpart of a signature page to this Commitment Letter by any Additional Commitment Party, such Additional Commitment Party shall provide a commitment (which shall be several and not joint) in respect of the Term Loan A Facility in the amount set forth opposite its name on Annex I hereto and the commitment of GS Bank with respect to the Term Loan A Facility shall be reduced by the amount of the commitment of such Additional Commitment Party, (iii) GS Bank is pleased to advise you of its several and not joint commitment to provide 100% of aggregate amount of the Term Loan B Facility; provided that, upon receipt of an executed counterpart of a signature page to this Commitment Letter by any Additional Commitment Party, such Additional Commitment Party shall provide a commitment (which shall be several and not joint) in respect of the Term Loan B Facility in the amount set forth opposite its name on Annex I hereto and the commitment of GS Bank with respect to the Term Loan B Facility shall be reduced by the commitment of such Additional Commitment Party and (iv) GS Bank is pleased to advise you of its several and not joint commitment to provide 100% of aggregate amount of the Bridge Facility; provided that, upon receipt of an executed counterpart of a signature page to this Commitment Letter by any Additional Commitment Party, such Additional Commitment Party shall

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provide a commitment (which shall be several and not joint) in respect of the Bridge Facility in the amount set forth opposite its name on Annex I hereto and the commitment of GS Bank with respect to the Bridge Facility shall be reduced by the commitment of such Additional Commitment Party.  The commitment of each Commitment Party is collectively referred to herein as the “Commitments” and, individually, as a “Commitment”

2.              Titles and Roles.

It is agreed that (i) (x) Goldman, J.P. Morgan, MLPFS and PNCCM will act as joint lead arrangers and joint bookrunners for each of the Facilities and (y) Citizens will act as joint lead arranger and joint bookrunner for the Senior Secured Facilities (collectively, the “Lead Arrangers”), (ii) Goldman will act as the administrative agent for each of the Term Loan B Facility and the Bridge Facility and (iii) JPMCB will act as the administrative agent for each of the Revolving Facility and the Term Loan A Facility.

It is further agreed that (i) Goldman will have “left” placement in any marketing materials relating to each of the Facilities and (ii) J.P. Morgan will have “right” placement in any marketing materials relating to each of the Facilities.  You and we further agree that no other titles will be awarded (other than those expressly contemplated by this Commitment Letter, that certain Amended and Restated Fee Letter, dated as of the date hereof, among the Company and the Commitment Parties (the “Fee Letter”), that certain Administrative Agent Fee Letter, dated as of the date hereof, between the Company and GS Bank (the “GS Bank Agency Fee Letter”) or that certain Administrative Agent Fee Letter, dated as of the date hereof, between the Company and JPMCB (the “JPMCB Agency Fee Letter” and, together with the GS Bank Agency Fee Letter, the “Agency Fee Letters”)) in connection with each of the Facilities, unless you and we shall so reasonably agree.

3.              Syndication.

We intend to reserve the right to syndicate each of the Facilities to a group of lenders identified by us in consultation with you and reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed) (such lenders, together with the Commitment Parties, the “Lenders”); provided that it is understood that the Lead Arrangers will not syndicate to (i) those persons, identified by you in writing from time to time (provided that no such written notice shall apply retroactively to disqualify any person) as competitors of the Company, the Target (as defined in Exhibit A), their respective subsidiaries, or any of their respective affiliates (other than any bona fide debt funds) to the extent such affiliates are clearly identifiable on the basis of their name or (ii) any person (together with its affiliates to the extent clearly identifiable on the basis of their name) identified in writing to the Lead Arrangers by the Company prior to the date of the Original Commitment Letter by the Lead Arrangers (collectively, the “Disqualified Institutions”); provided further that notwithstanding the Commitment Parties’ right to syndicate each of the Facilities and receive commitments with respect thereto, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including, but not limited to, its obligation to fund its commitment on the Closing Date subject solely to the satisfaction of the conditions set forth in Section 7 of this Commitment Letter) in connection with any syndication, assignment or participation of any of the Facilities until after the funding on the Closing Date has occurred, (ii) no assignment or novation by any Commitment Party shall become effective as between you and such Commitment Party with respect to all or any portion of such Commitment Party’s commitment in respect of any of the Facilities until after the initial funding of each of the Facilities and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of each of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made.  Notwithstanding anything to the contrary contained herein, any resales or assignments of the Facilities by any Lender (including any Commitment Party) following the

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Closing Date shall be governed by the provisions of the Facilities, as applicable, as set forth in the Term Sheets.

You agree to assist the Commitment Parties in completing a syndication reasonably satisfactory to the Commitment Parties and to you until the earlier of 60 days after the Closing Date and the completion of a Successful Syndication (as defined in the Fee Letter) (the “Syndication Date”).  Such efforts to assist shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your subsidiaries’ existing banking relationships, (B) direct contact between members of senior management, certain representatives and certain non-legal advisors of you (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause direct contact between members of senior management, certain representatives and certain non-legal advisors of the Target and its subsidiaries) and the proposed Lenders, in all such cases at times and places mutually agreed upon, (C) your preparing and providing (and your using commercially reasonable efforts to cause the Target and its subsidiaries to provide) to the Commitment Parties all customary information that is reasonably available to you with respect to the Company, the Target and their respective subsidiaries, and the Acquisition (in each case, to the extent permitted by the Merger Agreement), including all financial information and Projections (as defined below), in each case as the Commitment Parties may reasonably request in connection with the arrangement and syndication of each of the Facilities and your assistance in the preparation of one or more customary confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your using commercially reasonable efforts to obtain (which use of commercially reasonable efforts shall not require you to change the proposed terms of any of the Facilities), upon our request, (i) public tranche ratings for the Facilities and (ii) a public corporate credit rating and public corporate family rating in respect of the Company, in each case, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively, prior to the launch of syndication of the Facilities and (E) the hosting, with the Commitment Parties, of meetings of prospective Lenders and “one-on-one” conference calls (or, if you and we shall agree, conference calls in lieu of any such meeting) at reasonable times and locations to be mutually agreed.  Without limiting your obligations to assist with syndication efforts as set forth above, neither the commencement, conduct, completion of syndication nor the obtaining of the ratings referred to above is a condition to the Commitments or the funding of any of the Facilities on the Closing Date.

Subject to the foregoing, the Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including (and in each case subject to the provisions set forth in this Commitment Letter) decisions as to the selection of institutions to be approached and when they will be approached (each of which shall be reasonably acceptable to you), when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

At the request of the Commitment Parties, you agree to use commercially reasonable efforts to assist in the preparation of a public version of each Confidential Information Memorandum or other Information Materials (a “Public Version”) and other customary marketing materials to be used in connection with the syndication of the Facilities, consisting exclusively of information with respect to the Company, the Target, and their respective subsidiaries that to your knowledge (with respect to the Target and its Subsidiaries) is either publicly available or does not contain material non-public information (within the meaning of United States federal securities laws) with respect to the Company, the Target or their respective subsidiaries, or any of your or their respective securities for purposes of United States federal and state securities laws (such information, “Non-MNPI”).  Such Public Versions, together with any other information prepared by the Company, the Target or their respective subsidiaries or your or their respective representatives and conspicuously marked “Public” (collectively, the “Public Information”), may, subject to the confidentiality and other provisions of this Commitment Letter, be distributed by us to prospective

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Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”), and you shall be deemed to have authorized the Public Side Lenders to treat such Public Versions and such marked information as containing Non-MNPI.  It is understood that, in connection with your assistance described above, customary authorization letters, consistent with the terms of this Commitment Letter, will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a customary representation by you to the Commitment Parties that the Public Information does not include material nonpublic information about the Company, the Target, their respective subsidiaries or their securities and exculpating us with respect to any liability related to the use of the contents of such Public Information or any related marketing material by the recipients thereof.  You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, in addition to Public Information and unless you promptly notify us (including by email) otherwise after you and your counsel being provided a reasonable amount of time to review such documentation provided by us and comply with applicable securities law disclosure obligations, (a) drafts that are not marked confidential and the final definitive documentation with respect to each of the Facilities (“Facilities Documentation”) (excluding specified schedules thereto), (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of any of the Facilities may be distributed to Public Side Lenders.

You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) (collectively, the “Borrower Materials”) to be distributed to Public Side Lenders, including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”).

Notwithstanding anything herein to the contrary, the only financial statements that will be required to be provided to the Commitment Parties or the Lead Arrangers in connection with the syndication of each of the Facilities shall be those required to be delivered under Exhibit D.

4.              Information.

You hereby represent and warrant that (with respect to information relating to the Target and its subsidiaries, to your knowledge) (a) all written or formally presented information concerning the Company, the Target or any of their respective subsidiaries (including all Information Materials), other than the Projections, other forward looking information and information of a general economic or industry-specific nature, that has been or will be made available to us by you or any of your representatives on your behalf in connection with the Transactions contemplated hereby (the “Information”), when taken as a whole, when furnished to us, is or will be correct in all material respects and, does not or will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the financial and/or business projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you, the Target or any of your or their representatives on your behalf in connection with the Transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances are given that

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any particular Projections will be realized, that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and that such differences may be material).  You agree that if, at any time prior to the later of the Syndication Date and the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect if the Information or the Projections were being furnished and such representation were being made at such time (to your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries), then you will promptly supplement the Information and the Projections so that such representations are correct (to your knowledge with respect to Information and Projections relating to the Target and its subsidiaries) under those circumstances.  You understand that in arranging and syndicating each of the Facilities we may use and rely on the Information and Projections without independent verification thereof and we do not assume responsibility for the accuracy and completeness of the Information or the Projections.

5.              Fees.

As consideration for the agreements of the Commitment Parties hereunder, you agree to pay the fees described in the Fee Letter and the Agency Fee Letters on the terms and subject to the conditions set forth therein.  Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

6.              Clear Market.

You agree that from the date of the Original Commitment Letter until the later of the Syndication Date and the Closing Date, neither you nor your subsidiaries will undertake any competing offering, placement, arrangement or syndication of any bank financing or debt securities (other than (i) each of the Facilities, (ii) the Notes, (iii) the Seller Equity, (iv) replacements, extensions and renewals of existing indebtedness at maturity, (v) indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Merger Agreement, and (vi) other limited exceptions to be agreed, including any accounts receivable financings, any financings in the form of securitizations, real estate financings, capital leases, ordinary course of business short-term financings and/or hedging arrangements), and you will use commercially reasonable efforts to ensure that no such competing offering, placement, arrangement or syndication is undertaken by or on behalf of the Target or its subsidiaries, in each case without the prior written consent of the Lead Arrangers if such financing would reasonably be expected to have a materially detrimental effect upon the primary syndication of any of the Facilities or the Notes.

7.              Conditions.

The Commitment Parties’ Commitments hereunder, and our agreements to perform the services described herein, are subject to only the conditions set forth in (i) with respect to the Senior Secured Facilities, the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, (ii) with respect to the Bridge Facility, the section entitled “Conditions Precedent to Borrowing” in Exhibit C hereto and (iii) Exhibit D hereto, and upon the satisfaction (or waiver by the Lead Arrangers) of such conditions, the initial funding of the Facilities shall occur (except to the extent of the amount of the gross proceeds of the Notes are issued in lieu of the Bridge Facility or a portion thereof); it being understood that there are no conditions (implied or otherwise) to the Commitments hereunder, including compliance with the terms of the Commitment Letter, the Fee Letter, the Agency Fee Letters and the definitive documentation for the Facilities, other than those that are expressly stated in clauses (i) through (iii) above (collectively, the “Conditions”).

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letter, the Agency Fee Letters or the definitive documentation for the Facilities or any other agreement

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or undertaking related to the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by or on behalf of the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate your (or its) obligations under the Merger Agreement or decline to consummate the Acquisition, in each case as a result of a breach of such representations in the Merger Agreement (the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facilities shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth (i) with respect to the Senior Secured Facilities, in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, (ii) with respect to the Bridge Facility, in the section entitled “Conditions Precedent to Borrowing” in Exhibit C hereto and (iii) in Exhibit D attached hereto are satisfied or waived (it being understood that to the extent any lien search, delivery of evidence of insurance, delivery of Collateral or any security interests therein (including the creation or perfection of any security interest) (other than (x) grants of Collateral subject to the Uniform Commercial Code that may be perfected by the filing of Uniform Commercial Code financing statements, (y) the delivery of stock certificates for certificated stock of the Company, the Target, and the Company’s material domestic subsidiaries, that are part of the Collateral and (z) Uniform Commercial Code lien searches) is or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, without undue burden or expense, the delivery of such lien search, evidence of insurance, and/or Collateral (and perfecting of security interests therein) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall, with respect to all other actions specified herein, be required to be delivered as promptly as commercially reasonably practicable following the Closing Date, but in any event within 90 days after the Closing Date (or such later date as may be reasonably agreed by the Company and the Agent) pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties made by the Company and the Guarantors, as applicable, set forth in the Term Sheets relating to organizational existence of the Company and the Guarantors, corporate power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for the Facilities, the enforceability of such documentation, Federal Reserve margin regulations; the PATRIOT Act; the Investment Company Act; FCPA; OFAC; laws against sanctioned persons; no conflicts between the definitive documentation for the Facilities and (i) the organization documents of the Company and the Guarantors, as it relates to the entering into and performance of the definitive documentation for the Facilities and (ii) material indebtedness documents of the Company and the Guarantors; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (with solvency being determined in a manner described in Exhibit E attached hereto); and, subject to the parenthetical in the immediately preceding sentence, creation and perfection of security interests in the Collateral; provided that the creation and perfection of security interests in the Collateral shall not be a Specified Representation with respect to the Bridge Facility. Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Merger Agreement Representations or the Specified Representations are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect”, as defined in the Merger Agreement (“Company Material Adverse Effect”) for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

Upon satisfaction (or waiver by the Lead Arrangers) of the Conditions (the date of satisfaction (or waiver by the Lead Arrangers) of such conditions, the “Closing Date”), the Commitment Parties shall fund each of the Facilities.

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8.              Indemnification and Expenses.

You agree (a) to indemnify and hold harmless the Commitment Parties, the Lead Arrangers, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives involved with any of the Facilities (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities (in each case, other than any anticipated and unrealized profits) to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the Fee Letter), any Agency Fee Letter, any of the Facilities, the use of the proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, limited, in the case of counsel, to a single firm of counsel for all indemnified persons, taken as a whole (and, if necessary, a single firm of local counsel in each appropriate jurisdiction for all indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld), of one other firm of counsel for such affected indemnified person)), provided that the foregoing indemnity will not apply to (A) losses, claims, damages, liabilities or related expenses of any indemnified person (x) to the extent they are determined in a court of competent jurisdiction in a final and non-appealable judgment to arise from the willful misconduct, bad faith or gross negligence of such indemnified person, (y) to the extent arising from any dispute solely among indemnified persons other than any claims against any Commitment Party in its capacity or in fulfilling its role as a Lead Arranger or any similar role under any of the Facilities and not arising out of any act or omission on the part of you or your subsidiaries, and (z) that arise from any material breach of this Commitment Letter or any of the Facilities Documentation by any indemnified person or any Commitment Party or (B) any settlement entered into by such indemnified person without your prior written consent (such consent not to be unreasonably withheld or delayed), provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense, and (b) to reimburse within 30 days of written demand (together with reasonably detailed supporting documentation) the Commitment Parties and their affiliates for all reasonable and documented out-of-pocket expenses that have been incurred prior to the Closing Date (including reasonable and documented out-of-pocket due diligence expenses, fees of consultants hired with your prior written consent (not to be unreasonably withheld), syndication expenses, limited, in the case of counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one firm identified in the Term Sheets (and of a single firm of local counsel to the Lead Arrangers in each appropriate jurisdiction retained with your prior written consent (such consent not be unreasonably withheld or delayed)), in each case, incurred in connection with any of the Facilities and the preparation, negotiation and enforcement (and, with respect to enforcement, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld) of one other firm of counsel for such affected indemnified person) of the Facilities Documentation, this Commitment Letter, the Original Commitment Letter, the Term Sheets, the Fee Letter, the Original Fee Letter and the Agency Fee Letters, or the administration, amendment, modification or waiver thereof); provided, however, that if the Merger Agreement and this Commitment Letter are terminated without any funding of the Facilities, such amount reimbursable pursuant to this clause (b) shall not exceed $100,000.  It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and you shall have no liability to any person other than the indemnified persons to the extent set forth herein.  No indemnified person or party hereto shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information

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transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of such person.  None of the indemnified persons or you or any of your or their affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Original Commitment Letter, the Term Sheets, the Fee Letter, the Original Fee Letter, the Agency Fee Letters, any of the Facilities or the transactions contemplated hereby; provided that this sentence shall in no event limit your indemnity obligations set forth above.  You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against any indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability.  The provisions of this Section 8 shall be superseded in each case by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

9.              Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons.  You also acknowledge that each Commitment Party and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you, (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary claim on behalf of or in right of you, including your stockholders, employees or creditors, (f) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (g) each Commitment Party has been, is, and will be acting solely as a principal and not as an agent and (h) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

As you know, an affiliate of GS Bank has been retained by the Company (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition.  The Company agrees to such retention, and further agrees not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the

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engagement of the Financial Advisor or GS Lending and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.  Each of the Commitment Parties party hereto (i) acknowledges the retention of the Financial Advisor to the Company in connection with the Acquisition and (ii) acknowledges that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of GS Bank or its affiliates.

You further acknowledge that each of us is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Target and its subsidiaries and other companies with which you or the Target or its subsidiaries may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by us, or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

10.       Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter, nor the Term Sheets, nor the Agency Fee Letters, nor the Original Commitment Letter (and the fee letter and term sheet related thereto) nor any of the terms or substance of any of the foregoing shall be disclosed by you to any other person except (a) at your election, to any prospective equity investor in the Transaction previously disclosed to the Commitment Parties and to your and any such prospective investor’s officers, directors, employees, agents, advisors, affiliates, attorneys, accountants, professionals and other experts or agents, (b) as may be required in any legal, judicial or administrative proceeding, and as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof and it being understood and agreed that you shall take reasonable actions as shall be necessary to ensure such information so disclosed is accorded confidential treatment), (c) this Commitment Letter, the Term Sheets and the existence and contents hereof and thereof (but not the Fee Letter or the Agency Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed (i) in any syndication or other marketing material in connection with any of the Facilities or in any proxy, public filing requirement, prospectus, offering memorandum or offering circular in connection with the Acquisition or the financing thereof and (ii) to the Target and its subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates, attorneys and accountants, (d) the Term Sheets (but not the Fee Letter or the Agency Fee Letters) may be disclosed to potential Lenders and to any rating agency in connection with any of the Facilities, and (e) to the extent any such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder.

The Commitment Parties shall use all nonpublic information received by them in connection with this Commitment Letter, the Transactions and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies (provided that as to rating agencies, we will disclose information acting only through you and with your prior agreement), (b) to any Lender or participant or prospective Lender or participant that agrees in writing for the benefit of the Company to keep such information confidential on terms reasonably acceptable to the Company (including pursuant to customary “click through” or similar electronic

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agreements), (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent permitted by law), (e) to the affiliates, employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) (provided that any such Representative is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its Representative’s compliance with this paragraph) solely in connection with the Transactions, (f) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to maket data collectors and similar service providers to the loan industry for league table purposes and (g) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or its Representatives in breach of this Commitment Letter; provided that the disclosure of any such information to any person or entity referred to in clause (e) or to any Lenders or prospective Lenders or participants or prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information.  Notwithstanding anything to the contrary in this Commitment Letter or the Term Sheets, under no circumstance will we or our affiliates disclose any confidential information to a Disqualified Institution.  The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (i) two years from the date of the Original Commitment Letter and (ii) the date the final definitive documentation with respect to each of the Facilities is entered into, at which point any confidentiality undertaking in such documentation shall supersede the provisions of this paragraph.

11.       Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (other than by you to one of your affiliates, that will, after giving effect to the Transactions, own (directly or indirectly), the Target or be a successor to the Target), without the prior written consent of each other party hereto (not to be unreasonably withheld or delayed) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and indemnified persons), and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and indemnified persons to the extent expressly set forth herein); provided that the Commitment Parties may assign their respective commitments hereunder (subject to the provisions set forth in this Commitment Letter, including but not limited to the limitations set forth in Section 3) to any of its affiliates (including, without limitation, GS Lending in the case of GS Bank) and to one or more prospective Lenders not constituting a Disqualified Institution.

This Commitment Letter may not be amended or any provision hereof waiver or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, regardless of the date such counterparts were executed or delivered to the other parties hereto, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effect as

11

delivery of a manually executed counterpart hereof.  So long as the Company, GS Bank and GS Lending have executed this Commitment Letter, delivery of an executed counterpart of a signature page of this Commitment Letter by any Additional Commitment Party shall, immediately upon delivery, bind such Additional Commitment Party to the terms of this Commitment Letter and this Commitment Letter shall be effective as to such Additional Commitment Party, any Additional Commitment Party that has delivered any executed counterpart of a signature page of this Commitment Letter, the Company, GS Bank and GS Lending.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in its sole discretion.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter, the Fee Letter and the Agency Fee Letters are the only agreements that have been entered into among us and you with respect to any of the Facilities and set forth the entire understanding of the parties with respect thereto.  THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the final definitive documentation with respect to each of the Facilities by the parties hereto in a manner consistent with this Commitment Letter and (ii) the Fee Letter and each Agency Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan, and any appellate court thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter, the Fee Letter or the Agency Fee Letters or the performance of services hereunder or thereunder.  You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court.  You and we hereby irrevocably and unconditionally waive (to the extent permitted by applicable law) any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.  YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER, THE FEE LETTER OR ANY AGENCY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), they are required to obtain, verify and record information that identifies the Company and the Guarantors, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Company and the Guarantors in accordance with the PATRIOT Act.  This

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notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and each Lender.

The compensation, reimbursement, indemnification, jurisdiction, governing law, confidentiality, sharing of information, absence of fiduciary relationship, waiver of jury trial, service of process, venue, information, syndication and miscellaneous provisions contained herein and in the Fee Letter and each Agency Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of each of the Facilities, (b) confidentiality of the Fee Letter and each Agency Fee Letter and the contents thereof, (c) the provisions of Section 5 hereof and (d) the provisions of Section 6 hereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation with respect to each of the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  This Commitment Letter and the obligations hereunder, subject to the previous sentence, shall terminate upon the earliest to occur of (a) the execution and delivery of the Facilities Documentation (and, if applicable, definitive documentation in respect of the Notes in lieu of or in addition to the Facilities Documentation in respect of the Bridge Facility) by all of the parties thereto and the occurrence of the funding of each of the Facilities (and, if applicable, the Notes in lieu of or in addition to the Bridge Facility), (b) the termination of the Merger Agreement, (c) 11:59 p.m., New York City time, on November 30, 2015, or (d) the consummation of the Acquisition without the utilization of any of the Facilities.  In addition, the Commitment Parties commitment hereunder to provide and arrange the Bridge Facility will be reduced on a dollar-for-dollar basis to the extent of the gross proceeds from the issuance of the Notes (in escrow or otherwise).  You may terminate this Commitment Letter and/or the Commitment Parties’ commitments with respect to any of the Facilities (or a portion thereof pro rata among the Commitment Parties or as otherwise provided in this Commitment Letter and the Term Sheets) hereunder at any time subject to the first sentence of this paragraph and the terms of the Fee Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter, the Fee Letter and the Agency Fee Letters by returning to us executed counterparts of this Commitment Letter, the Fee Letter and the Agency Fee Letters.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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Annex I

Revolving Facility Commitments

Additional Commitment Party	Commitment in respect of the aggregate amount of the Revolving Facility
JPMorgan Chase Bank, N.A.	15.00%
Bank of America, N.A.	11.67%
PNC Bank, National Association	11.67%
Citizens Bank, National Association	11.67%

Term Loan A Facility Commitments

Additional Commitment Party	Commitment in respect of the aggregate amount of the Term Loan A Facility
JPMorgan Chase Bank, N.A.	15.00%
Bank of America, N.A.	11.67%
PNC Bank, National Association	11.67%
Citizens Bank, National Association	11.67%

Term Loan B Facility Commitments

Additional Commitment Party	Commitment in respect of the aggregate amount of the Term Loan B Facility
JPMorgan Chase Bank, N.A.	15.00%
Bank of America, N.A.	11.67%
PNC Bank, National Association	11.67%
Citizens Bank, National Association	19.70%

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Bridge Facility Commitment

Additional Commitment Party	Commitment in respect of the aggregate amount of the Bridge Facility
JPMorgan Chase Bank, N.A.	15.00%
Bank of America, N.A.	11.67%
PNC Bank, National Association	11.67%

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

Commitment Letter Signature Page

JPMORGAN CHASE BANK, N.A.

By:	/s/ Matthew A. Kolarik
Name:	Matthew A. Kolarik
Title:	Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ Matthew A. Kolarik
Name:	Matthew A. Kolarik
Title:	Vice President

Commitment Letter Signature Page

BANK OF AMERICA, N.A.

By:	/s/ Edward Martin
Name:	Edward Martin
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Edward Martin
Name:	Edward Martin
Title:	Managing Director

Commitment Letter Signature Page

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Tracy J. Venable
Name:	Tracy J. Venable
Title:	Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ John Platek
Name:	John Platek
Title:	Managing Director

Commitment Letter Signature Page

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph Sileo
Name:	Joseph Sileo
Title:	Director

Commitment Letter Signature Page

ACCEPTED AND AGREED AS OF JUNE 26, 2015:
HILL-ROM HOLDINGS, INC.

By:	/s/ Steven J. Strobel
Name:	Steven J. Strobel
Title:	Chief Financial Officer

Commitment Letter Signature Page

Exhibit A

Description of the Transactions

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (including, as applicable, Exhibits B, C and D thereto).

The Company intends to acquire (the “Acquisition”), through a newly created direct or indirect wholly owned subsidiary incorporated in the State of New York (“Merger Sub”), all the equity interests of a New York corporation previously identified in writing to the Lead Arrangers and code-named Empire (the “Target”).  The Acquisition shall be consummated pursuant to an agreement and plan of merger (the “Merger Agreement”) dated June 16, 2015, entered into among the Company, Merger Sub, the shareholder representative on behalf of the existing stockholders of the Target (collectively, the “Sellers”) and the Target.  Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Target, with the Target surviving as a wholly owned subsidiary of the Company and with the existing stockholders of the Target (subject to stockholder dissent rights) receiving cash and common equity of the Company (the “Merger Consideration”).

In connection with the foregoing, it is intended that:

(a)           (i) the Company will obtain the senior secured revolving credit facility in an aggregate amount of $500 million (the “Revolving Facility”) described in Exhibit B, (ii) the Company will obtain a senior secured term loan A facility in an aggregate amount of $1,000 million (the “Term Loan A Facility”) described in Exhibit B, (iii) the Company will obtain a senior secured term loan B facility in an aggregate amount of $725 million (the “Term Loan B Facility”, and collectively with the Revolving Facility and the Term Loan A Facility, the “Senior Secured Facilities”) described in Exhibit B and (iv) the Company will issue (including, if applicable, into escrow) in a Rule 144A or other private placement an amount of up to $500 million of senior unsecured notes (the “Notes”), or, if and to the extent that the Company is unable to issue the Notes in an aggregate amount of at least $500 million, the Company will obtain a senior unsecured bridge facility in an aggregate principal amount of up to $500 million (the “Bridge Facility”, and collectively with the Senior Secured Facilities, the “Facilities”) described in Exhibit C, less the aggregate gross proceeds of the Notes;

(b)           the indebtedness outstanding under the Amended and Restated Credit Agreement, dated as of May 1, 2015 (the “Existing Credit Facility”), among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto will be repaid in full and the Existing Credit Facility will be terminated and all liens (if any) in respect thereof released;

(c)           the indebtedness outstanding under the Amended and Restated Credit Agreement, dated as of June 21, 2013 (the “Empire Credit Facility”), among the Target, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto will be repaid in full and the Empire Credit Facility will be terminated and all liens (if any) in respect thereof released;

(d)          the Company’s obligations under the (i) 7.00% Senior Notes due 2024 (the “2024 Notes”) and (ii) 6.75% Senior Notes due 2027 (the “2027 Notes”, together with the 2024 Notes, the “Existing Hill-Rom Notes”), will remain outstanding and will receive, to the extent required pursuant to the terms thereof, the benefit of liens on all or a portion of the Collateral on a pari passu basis with the liens securing the Senior Secured Facilities pursuant to customary documentation; and

(e)           a portion of the consideration for the Acquisition will consist of common stock of the Company issued to the Sellers in an amount equal to $425 million (the “Seller Equity”).

The Acquisition and the other transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.

Available cash and cash equivalents balances of the Company and its subsidiaries and Target and its subsidiaries together with the proceeds of the Senior Secured Facilities, the Notes and/or the Bridge Facility (if applicable) shall be used on the Closing Date (a) together with the Seller Equity, to pay the Merger Consideration, (b) to refinance the Existing Credit Facility, the Empire Credit Facility, and certain other limited indebtedness of the Target and its subsidiaries to be agreed upon (such refinanced debt, collectively, the “Refinanced Indebtedness”) and (c) to pay the premiums, fees and expenses incurred in connection with the Transactions (the “Transaction Costs”).

A-2

Exhibit B

$500 million Senior Secured Revolving Facility

$1,000 million Senior Secured Term Loan A Facility

$725 million Senior Secured Term Loan B Facility

Summary of Principal Terms and Conditions(1)

Borrower:	Hill-Rom Holdings, Inc. (the “Borrower”)

Transactions:	As described on Exhibit A to the Commitment Letter.

Term Loan B Facility Agent:

Goldman Sachs Bank USA (“Goldman”), acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Term Loan B Facility (in such capacity, the “Term Loan B Facility Agent”) for a syndicate of banks, financial institutions and other institutional lenders selected by the Lead Arrangers in consultation with and reasonably acceptable to the Borrower (together with the Commitment Parties, the “Lenders”), and will perform the duties customarily associated with such roles

Revolving Facility and Term Loan A Facility Agent:

JPMorgan Chase Bank, N.A. (“JPMCB”), acting through one or more of its bracnhes or affiliates, will act as administrative agent and collateral agent for the Revolving Facility and the Term Loan A Facility (“Revolver/Term Loan A Agent” and, together with the Term Loan B Facility Agent, the “Agent”) for the Lenders, and will perform the duties customarily associated with such roles.

Lead Arrangers:

Each of Goldman, J.P. Morgan, MLPFS, PNCCM and Citizens will act as joint lead arrangers for the Senior Secured Facilities, and will perform the duties customarily associated with such role (each in such capacity, a “Lead Arranger,” and collectively, the “Lead Arrangers”).

Syndication Agent:

At the option of the Borrower, one or more financial institutions identified by the Borrower that is a lender under the Revolving Facility and reasonably acceptable to the Lead Arrangers (in such capacity, the “Syndication Agent”).

Documentation Agent:

At the option of the Borrower, one or more financial institutions identified by the Borrower that is a lender under the Revolving Facility and reasonably acceptable to the Lead Arrangers (in such capacity, the “Documentation Agent”).

Definitive Documentation:	The definitive documentation for the Senior Secured Facilities shall be based upon the Existing Credit Facility (with modifications based on

(1)  All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter, including the other Exhibits thereto, to which this Summary of Principal Terms and Conditions is attached.

credit facility documentation for recently committed, similarly sized below investment grade senior secured credit facilities) and other documentation principles and terms to be reasonably agreed and negotiated in good faith (subject to modification in accordance with the “market flex” provisions of the Fee Letter, and in no event modifying the conditions to borrowing on the Closing Date); it being understood and agreed that due regard shall be given to (x) the operational and strategic requirements of the Borrower and its restricted subsidiaries, their size, industries, capital structure, businesses, business practices and proposed business plan and (y) the operational and administrative requirements of the Agent.  The foregoing provisions are referred to collectively as the “Documentation Principles”.

Senior Secured Facilities:

(A) A senior secured term loan A facility in an aggregate principal amount of $1,000 million (the “Term Loan A Facility” and the loans thereunder, the “Term A Loans”). The Term A Loans will be funded in full on the Closing Date in United States Dollars.

(B) A senior secured term loan B facility in an aggregate principal amount of $725 million (the “Term Loan B Facility” (together with the Term Loan A Facility, the “Term Loan Facilities”) and the loans thereunder, the “Term B Loans” (together with the Term A Loans, the “Term Loans”). The Term B Loans will be funded in full on the Closing Date in United States Dollars.

(C) A senior secured revolving credit facility in an aggregate principal amount of $500 million (together with the swingline facility referred to below, the “Revolving Facility” (and, collectively with the Term Loan Facilities, the “Senior Secured Facilities”) and the loans thereunder, the “Revolving Loans” (collectively with the Term Loans, the “Loans”)), an amount to be agreed upon of which will be available through a subfacility in the form of letters of credit. The Revolving Facility may be funded in United States Dollars or other currencies to be agreed (including Euros and Pounds Sterling).

In connection with the Revolving Facility, Goldman (in such capacity, the “Swingline Lender”) will make available to the Borrower, upon same-day notice, a swingline facility under which the Borrower may make short-term borrowings in United States Dollars of up to an aggregate amount to be agreed upon. Except for purposes of calculating the commitment fee described in Annex B-I hereto, such swingline borrowings will reduce availability under the Revolving Facility on a Dollar-for-Dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

The definitive documentation for the Senior Secured Facilities will include customary provisions to protect the Swingline Lender in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in a manner to be agreed).

Incremental Facilities:

The Borrower will be permitted to increase the Revolving Facility or either of the Term Loan Facilities or add one or more additional revolving or term loan credit facilities (collectively, the “Incremental Facilities”); provided that:

(i) the aggregate principal amount of all Incremental Facilities shall not exceed the sum of:

(a)   the sum of (i) $450 million plus (ii) all voluntary prepayments of any outstanding Term Loans prior to such time, to the extent not funded with the proceeds of long-term indebtedness less (iii) the aggregate principal amount of Incremental Equivalent Debt (as defined below) incurred in reliance on this clause (a); and

(b)   such additional amounts, so long as, on the date of the incurrence of any such Incremental Facility pursuant to this clause (b) (and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, excluding the cash proceeds of such incurrence of Incremental Facilities but giving pro forma effect to the concurrent application of such cash proceeds), the ratio of debt outstanding that is secured by a lien on assets of the Borrower or any of its restricted subsidiaries other than debt that is secured by liens that are subordinated or junior to the liens securing the Senior Secured Facilities (“First Lien Debt”) (net of unrestricted cash and cash equivalents) to Adjusted EBITDA (the “First Lien Net Leverage Ratio”) on a pro forma basis determined as of the date of incurrence will be no greater than 3.50:1.00, and assuming, in the case of any Incremental Facilities constituting increases to the Revolving Facility or additional revolving credit facilities, that such facilities were fully drawn on the date of effectiveness thereof; provided that any loans under such additional credit facilities that rank junior to the liens securing the Senior Secured Facilities or that are unsecured shall be treated as being First Lien Debt for the purposes of calculating the First Lien Net Leverage Ratio above to determine whether such Incremental Facility may be incurred and for all other First Lien Net Leverage Ratio and Total Secured Debt Net Leverage Ratio (other than, in the case of such unsecured indebtedness, the Total Secured Debt Net Leverage Ratio financial covenant) calculations in the documentation related to the Senior

Secured Facility from and after the date of effectiveness of such Incremental Facility;

(ii)     to the extent required by the terms of the applicable Incremental Facility or Incremental Equivalent Debt, no default or event of default shall have occurred and be continuing or would result therefrom;

(iii)     the loans under such Incremental Facility or Incremental Equivalent Debt shall be senior secured obligations and shall rank pari passu with or, at the Borrower’s option, junior in right of security to the other Senior Secured Facilities or shall be unsecured (and if secured, shall only be secured by Collateral and, whether or not secured, the borrowers and guarantors of such debt may only be Loan Parties); provided that, if such additional credit facilities rank junior in right of security with the Senior Secured Facilities or are unsecured or are Incremental Equivalent Debt, (w) such additional credit facilities will be established as a separate facility from the Senior Secured Facilities, (x) such Incremental Facilities or Incremental Equivalent Debt that are secured shall be subject to a customary intercreditor agreement reasonably acceptable to the Agent, (y) will not have mandatory prepayment provisions (other than related to customary asset sale or change of control offers) that could result in prepayments of such debt prior to the maturity date of the Term Loans and (z) for the avoidance of doubt, will not be subject to clause (vii) below;

(iv)     the additional revolving loan commitments (x) that are incurred as a separate tranche will mature no earlier than the Revolving Facility and all other terms shall be on terms and pursuant to documentation to be determined by the Borrower and the providers of the additional revolving loan commitments; provided that to the extent such terms and documentation are not consistent with the Revolving Facility (other than pricing, security, guarantees, maturity, participation in mandatory prepayments or commitment reductions or ranking as to security), they shall be, taken as a whole, on terms no more favorable to the lenders providing such additional revolving loan commitments than the terms in the definitive documentation (except for covenants and events of default applicable only to periods after the latest final maturity date of the Term Loan Facilities and Revolving Facility existing at the time of incurrence of such additional revolving loan commitments) (as determined by the Borrower in its reasonable discretion) and (y) that are incurred as an increase to the Revolving Facility shall be on the same terms as the Revolving Facility;

(v)    the loans under the additional term loan facilities and Incremental Equivalent Debt will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the Term Loan B Facility (provided that up to an aggregate principal amount to be agreed of the Incremental Facilities in respect of term loans that are “term A loans” may mature earlier than and have a shorter weighted average life to maturity than the Term Loan B Facility so long as such loans do not mature earlier than or have a weighted average life to maturity shorter than the Term Loan A Facility) and all other terms shall be on terms and pursuant to documentation to be determined by the Borrower and the providers of the additional term loan facilities or such Incremental Equivalent Debt; provided that to the extent such terms and documentation are not consistent with the Term Loan Facility (other than pricing, amortization, maturity, participation in mandatory prepayments or ranking as to security), they shall be, taken as a whole, on terms no more favorable to the lenders providing such additional term loan facilities or Incremental Equivalent Debt than the terms in the definitive documentation (except for covenants and events of default applicable only to periods after the latest final maturity date of the Term Loan Facility existing at the time of incurrence of such additional term loan facilities or Incremental Equivalent Debt) (as determined by the Borrower in its reasonable discretion);

(vi)   with respect to mandatory prepayments of Term Loans and borrowings and prepayments of Revolving Loans, the Incremental Facilities and Incremental Equivalent Debt that are secured on a pari passu basis with the Facilities shall not participate on a greater than pro rata basis (but may participate on a less than pro rata basis) than the applicable Term Loan Facility and the Revolving Facility, respectively;

(vii)   the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Facility and Incremental Equivalent Debt shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and paid to all lenders and any interest rate floor but excluding any structuring, commitment and arranger fees or similar fees not paid to all lenders) of any Incremental Facility consisting of first-lien term loans exceeds the “yield” on the applicable Term Loan Facility by more than 50 basis points, the applicable margins for the applicable Term Loan Facility shall be increased to the extent necessary so that the “yield” on the applicable Term Loan Facility is 50 basis points less than the “yield” on the such additional first-lien term loans; provided that if Adjusted LIBOR (as defined in Annex B-I hereto) in respect of such Incremental Facility includes a floor greater than the floor applicable to the applicable Term Loan Facility and such floor is greater than Adjusted LIBOR in effect for a 3-month interest period at such time, such increased amount (above the greater of such floor and such Adjusted LIBOR) shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental Facility; provided that this clause (vii) shall not be applicable to any Incremental Facility that is incurred more than 12 months after the Closing Date; and

(viii)   if such Incremental Facility or Incremental Equivalent Debt is to be used for the Acquisition or a permitted acquisition, the representations and warranties required to be made in connection with the incurrence of such Incremental Facility or Incremental Equivalent

Debt may be limited to a subset of representations and warranties to be agreed by the Borrower and the lenders providing such Incremental Facility or Incremental Equivalent Debt.

The Borrower shall have the option to issue notes (including bridge financings in respect thereof with customary extension terms to be agreed) or borrow term loans (or obtain commitments in respect thereof) under clause (i)(a) above in lieu of loans (or commitments) as Incremental Facilities under clause (i)(a) above that are (at the option of the Borrower) unsecured or secured by the Collateral on an equal priority basis (in the case of notes) or on a junior basis (in the case of notes or loans) (collectively, “Incremental Equivalent Debt”) relative to the Term Loan Facilities. For the avoidance of doubt, Incremental Equivalent Debt can be incurred in connection with, and as part of a single series or issuance of, other indebtedness permitted hereunder.

Purpose:

(A) The proceeds of the Term Loan Facilities on the Closing Date will be used by the Borrower, together with the proceeds of the Notes and/or the Bridge Facility, the Seller Equity and available cash of the Borrower, the Target and their respective subsidiaries, (i) to finance the Acquisition, (ii) to repay the Refinanced Indebtedness and (iii) to pay the Transaction Costs.

(B) The proceeds of loans under the Revolving Facility will be used by the Borrower from time to time on or after the Closing Date for general corporate purposes (including without limitation, for the Acquisition, Transaction Costs and permitted acquisitions); provided that the amount of loans under the Revolving Facility permitted to be incurred on the Closing Date shall be subject to the restrictions set forth in the “Availability” section below.

Refinancing Facilities:

The definitive documentation for the Senior Secured Facilities will permit the Borrower to refinance loans under either of the Term Loan Facilities or replace commitments under the Revolving Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under definitive documentation for the Senior Secured Facilities with the consent of the Borrower and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be only secured by the Collateral on a pari passu basis with the Senior Secured Facilities or secured notes or loans that are junior in right of security in the Collateral and that are only secured by the Collateral (any such notes or loans, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes or any junior lien or unsecured debt, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes or Refinancing Term Loans prior to, the loans under the applicable Term Loan Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the revolving commitments being replaced, (iii) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not the Borrower or a Guarantor, (iv) the other terms and conditions, taken as a whole, of any such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing (as to which no “most favored nation” clause shall apply) and optional prepayment or redemption terms) are substantially similar to, or not materially more favorable to the investors providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than, the terms and conditions, taken as a whole, applicable to the Term Loan Facility or revolving commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the applicable Term Loan Facility and revolving credit commitments existing at the time of such refinancing), (v) with respect to (1) Refinancing Notes or (2) any Refinancing Term Facility secured by liens on the Collateral that are junior in priority to the liens on the Collateral securing the Senior Secured Facilities, such agreements or liens will be subject to a customary intercreditor agreement reasonably acceptable to the Agent and (v) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount (or committed amount) of the applicable Term Loan Facility or Revolving Facility (as applicable) being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Term Loan Facility or Revolving Facility being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof.

In addition, the definitive documentation for the Senior Secured Facilities will contain customary amend and extend mechanics, requiring consent of extending Lenders only to extend such Lenders’ commitments or loans.

Availability:	(A) The Term Loan Facilities shall be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facilities that are repaid or prepaid may not be reborrowed.

(B) From and after the Closing Date, the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon; provided that the amount of loans under the Revolving Facility that may be borrowed on the Closing Date shall be limited to an amount to be agreed. Amounts repaid or prepaid under the Revolving Facility may be reborrowed.

(C) The full amount of the letter of credit subfacility shall be available on and after the Closing Date.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex B-I) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:

Letters of credit under the Revolving Facility will be issued by an institution to be agreed and, if included as an additional Issuing Bank, one or more Lenders, acceptable to the Borrower and the Agent, who agree to issue letters of credit (each, an “Issuing Bank”) in each case pursuant to the policies and procedures of such Issuing Bank. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance (or such longer period as may be agreed by the Issuing Bank and the Borrower) and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank). Existing letters of credit may be rolled over or back-stopped under the Revolving Facility on the Closing Date. Letters of credit shall be issued in U.S. Dollars or other currencies to be agreed.

Drawings under any letter of credit shall be reimbursed by the Borrower on terms to be agreed. To the extent that the Borrower does not reimburse the Issuing Bank on such time frame, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The definitive documentation for the Senior Secured Facilities will include customary provisions to protect the Issuing Bank, in the event any Lender under the Revolving Facility (in such a capacity, a “Revolving Lender”) is a Defaulting Lender. In any event, if any Revolving Lender becomes a Defaulting Lender, then the letter of credit exposure of such defaulting Revolving Lender will, subject to customary conditions, be reallocated among the non- defaulting Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Revolving Lender does not exceed its commitments and, unless fully cash collateralized or reallocated (or other arrangements reasonably satisfactory to the Issuing Bank are made), the Issuing Bank shall not be required to issue any letters of credit. In the event such reallocation does not fully cover the exposure of such non-defaulting Revolving Lenders, the

Issuing Bank may require the Borrower to cash collateralize or otherwise cover such “uncovered exposure” in respect of letters of credit.

Final Maturity
and Amortization:

(A) Term Loan A Facility: The Term Loan A Facility will mature on the date that is five years after the Closing Date, and will amortize in equal quarterly installments (commencing with the end of the first full fiscal quarter ending after the Closing Date) as follows, with the balance payable on the maturity date of the Term Loan A Facility:

	Year	Amortization%
	1	5.00% per annum
	2	7.50% per annum
	3	10.00% per annum
	4	10.00% per annum
	5	7.50% per annum for the first three fiscal quarters and remainder at maturity

(B) Term Loan B Facility: The Term Loan B Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments (commencing with the end of the first full fiscal quarter ending after the Closing Date) in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Loan B Facility with the balance payable on the maturity date of the Term Loan B Facility.

(C) Revolving Facility: The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Guarantees:

All obligations of the Borrower under the Senior Secured Facilities, under the Existing Hill-Rom Notes (to the extent required pursuant to the terms thereof) and its obligations and the obligations of any Restricted Subsidiary under any interest rate protection or other hedging arrangements entered into with the Agent, any Lead Arranger, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly owned material domestic subsidiary of the Borrower subject to individual and aggregate thresholds consistent with the Existing Credit Facility (other than domestic subsidiaries that are subsidiaries of foreign subsidiaries that are controlled foreign corporations as defined in section 957 of the Internal Revenue Code (“CFCs”) and domestic subsidiaries whose assets consist solely of equity interests of one or more CFCs (“FSHCOs”)) (the “Guarantors” and, together with the Borrower, the “Loan Parties”), subject to exceptions to be agreed upon, and in no event less favorable than under the Existing Credit Facility, including, without limitation, (a) unrestricted subsidiaries, (b) immaterial subsidiaries, (c) any subsidiary that is prohibited by applicable law, rule, regulation or contract (in effect on the Closing Date or at the time of the acquisition of such subsidiary and not incurred in contemplation thereof) from guaranteeing the Senior Secured Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (d) any subsidiary for which the providing of a Guarantee could reasonably be expected to result in a material adverse tax consequence to the Borrower or one of its subsidiaries as determined in good faith by the Borrower in consultation with the Agent, (e) bankruptcy remote special purpose receivables entities and captive insurance companies designated by the Borrower and (f) in the case of any obligation under any Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act. Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Agent reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the Certain Funds Provision.

Security:

Subject to the exceptions described below and other exceptions to be agreed upon, the Senior Secured Facilities, the Guarantees, the Existing Hill-Rom Notes (to the extent required pursuant to the terms thereof) and its obligations and the obligations of any Restricted Subsidiary under any Hedging Arrangements and any Cash Management Arrangements will be secured on a perfected first-priority basis (subject to permitted liens) by substantially all assets of the Borrower and each Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (1) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Guarantor (which pledge, in the case of any subsidiary (x) that is a CFC of a domestic entity or (y) that is an FSHCO, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such subsidiary) and (2) perfected first-priority security interests in substantially all other tangible and intangible assets of the Borrower and each Guarantor. Notwithstanding anything to the contrary, the Collateral shall exclude the following (collectively, the “Excluded Property”): (i) any fee-owned real property and all leasehold interests in real property with a book value of less than $20,000,000 (with all required mortgages being permitted to be delivered post-closing); (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than an amount to be agreed; (iii) pledges and security interests prohibited by applicable law, rule, regulation or permitted contractual obligation binding on such assets (in effect on the Closing Date or at the time of the acquisition of such asset and not incurred in contemplation thereof) (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (v) assets to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Borrower and the Agent; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Guarantor), after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code; (vii) those assets as to which the Agent and the Borrower reasonably agree in writing that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (ix) “intent-to-use” trademark applications prior to the filing of a statement of use; (x) receivables and certain related assets subject to liens securing permitted receivables financings; and (xi) other exceptions to be mutually agreed upon. In addition, in no event shall (1) control agreements or lockbox or similar arrangements (except with respect to delivery of stock certificate and stock powers) be required, (2) landlord, mortgagee and bailee waivers be required, (3) notices be required to be sent to account debtors or other contractual third parties prior to an event of default or (4) foreign-law governed security documents or perfection under foreign law be required.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles, subject to exceptions to be reasonably agreed.

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs shall be, as of the Closing Date, subject to the Certain Funds Provision.

Mandatory Prepayments:

Unless the net cash proceeds are reinvested (or committed to be reinvested) in the business (including all assets useful in the business) within 12 months and, if so committed to be reinvested, are actually reinvested within six months after the end of such initial 12-month period, after a non-ordinary course asset sale or other non-ordinary course disposition of property (other than permitted securitizations and other exceptions to be agreed) of the Borrower or any restricted subsidiary (including casualty insurance and condemnation proceeds but excluding any proceeds from business interruption insurance), 100% of the net cash proceeds in excess of an amount to be agreed upon from such non-ordinary course asset sales or other non-ordinary course dispositions of property (including casualty insurance and condemnation proceeds but excluding any proceeds from business interruption insurance), shall be applied to prepay the loans under the Term Loan Facilities, subject to customary and other exceptions to be agreed upon.

In addition, beginning with the fiscal year of the Borrower ending September 30, 2016, 50% of Excess Cash Flow (to be defined in a manner to be agreed) of the Borrower and its restricted subsidiaries (stepping down to 25% and then 0% if the First Lien Net Leverage Ratio is less than or equal to thresholds to be agreed) shall be used to prepay the loans under the Term Loan Facilities; provided that any voluntary prepayment of Loans made during any fiscal year (including Loans under the Revolving Facility to the extent the commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) but excluding any prepayments funded with the proceeds of an incurrence of indebtedness shall be credited against excess cash flow prepayment obligations for such fiscal year on a Dollar-for-Dollar basis.

In addition, 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the definitive documentation for the Senior Secured Facilities (other than Refinancing Facilities and Refinancing Notes) and the refinancing of the Bridge Facility with the net cash proceeds of the issuance of Securities (as defined in the Fee Letter)) shall be used to prepay the loans under the Term Loan Facilities.

All mandatory prepayments will be made without penalty or premium (except for breakage costs, if any) and will be applied pro rata to the Term Loan Facilities (and, with respect to each Term Loan Facility, applied to remaining scheduled amortization payments of such Term Loan Facility as directed by the Borrower, or if not specified, in direct order of maturity of amortization payments).

Prepayments from foreign subsidiaries’ excess cash flow, insurance proceeds and asset sale proceeds will be limited under the definitive documentation to the extent (y) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws or (y) the repatriation of funds to fund such prepayments would result in material adverse tax consequences, provided that, in any event, the Borrower shall use commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

Voluntary Prepayments and
Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Senior Secured Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to the immediately succeeding paragraph and reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facilities will be applied as the Borrower may direct.

The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loan Facilities that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of such Term Loan Facility subject to such Repricing Event.

The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of indebtedness, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest with an “effective yield” that is less than the effective yields applicable to the Term Loans and (ii) any amendment to the applicable Term Loan Facility which reduces the yield applicable to the Term Loans (it being understood that (x) any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures and (y) in each case, the effective yields shall exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans). Notwithstanding the foregoing, a Repricing Event shall not include a prepayment, repayment or amendment entered into in connection with a change of control transaction or a transaction consummated in connection with a Transformative Acquisition (to be defined in the definitive documentation).

Representations and
Warranties:

Only the following representations and warranties will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Principles: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; no Material Adverse Effect (defined below); absence of material litigation; compliance with laws (including PATRIOT Act, OFAC, ERISA, other applicable anti-terrorism laws, margin regulations and environmental laws, Foreign Corrupt Practices Act and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; validity, priority and perfection of security interests in the Collateral; intellectual property; compliance with agreements and no default; treatment as designated senior debt under subordinated debt documents (if any); environmental matters; and insurance.

“Material Adverse Effect” shall mean any event, circumstance or condition that has had or could reasonably be expected to have (i) on the Closing Date, a Company Material Adverse Effect or (ii) after the Closing Date, a material and adverse effect on (a) the business, results of operations or financial condition of the Borrower and its restricted subsidiaries, taken as a whole, (b) remedies of the Agent and the Lenders under the documentation governing the Senior Secured Facilities or (c) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any loan documentation to which any of the Loan Parties is a party.

Conditions to
Initial Borrowing:

Limited to the conditions precedent set forth in Section 7 of the Commitment Letter and Exhibit D thereto. For the avoidance of doubt, it is agreed that conditions set forth herein and in Exhibit D are subject, in all respects, to the Certain Funds Provision.

The definitive documentation for the Senior Secured Facilities shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth herein, in Section 7 of the Commitment Letter and in Exhibit D or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 7 of the Commitment Letter, this Exhibit B or Exhibit D thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the borrowing under the Senior Secured Facilities on the Closing Date.

Conditions to all
Subsequent Borrowings:

Delivery of notice of borrowing, accuracy of representations and warranties in all material respects (provided that, to the extent any such representation or warranty is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects) and absence of defaults.

Affirmative Covenants:

Only the following affirmative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Documentation Principles), exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; payment of taxes; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely with respect to, or resulting solely from an upcoming maturity date under the Senior Secured Facilities occurring within one year from the time such opinion is delivered) and an annual budget; quarterly lender calls (which will be satisfied by a public earnings call); quarterly compliance certificates of the most recently ended quarter; delivery of notices of default and material adverse change; maintenance of ratings (but not any specific rating); maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; compliance with laws (including PATRIOT Act, FCPA and OFAC); inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; and use of proceeds.

Negative Covenants:

Only the following negative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Documentation Principles) and others to be agreed upon (including in any event (i) a customary shared cumulative basket amount (the “Builder Basket”) to be based on an initial starting amount of $150.0 million plus retained Excess Cash Flow, certain equity sale or issuance proceeds (not otherwise applied and excluding Specified Equity Contributions), proceeds from the sale of unrestricted subsidiaries and any mandatory prepayments rejected by any Lender and otherwise defined in a manner consistent with the Documentation Principles, that may be used for, among other things, permitted acquisitions and other investments, dividends and distributions, stock repurchases and the prepayment of subordinated debt and (ii) the exceptions described below):

1.     Limitation on non-ordinary course dispositions of assets, with carveouts permitting, among other things, (i) the non-ordinary course disposition of assets subject only to the Borrower’s receipt of fair market value (as determined by the Borrower in good faith), at least 75% of the proceeds consisting of cash or cash equivalents (including assumption of liabilities (other than liabilities that are subordinated in right of payment to the Senior Secured Facility and only to the extent such liabilities were not incurred in contemplation of such asset sale) and customary designated non-cash consideration in an amount to be agreed), and net cash proceeds being reinvested or used to repay debt to the extent required by the mandatory prepayment provisions above, (ii) securitization financings and (iii) permitted asset swaps subject only to the Borrower’s receipt of fair market value (as determined by the Borrower in good faith) and if such swap is of Collateral the assets acquired shall be Collateral and other customary limitations with no annual dollar cap.

2.     Limitation on mergers and acquisitions; provided that there shall be no limitation as to the amount of such mergers and acquisitions (but subject to the limitations set forth in clause (iii) of paragraph 4 below) other than with respect to the investment in acquired entities which do not become Guarantors and the acquisition of assets that are not contributed to a Loan Party.

3.     Limitations on dividends and stock repurchases and redemptions and prepayments of, junior lien, unsecured and subordinated debt with carveouts for, among other things, (a) the prepayment of the Bridge Facility with the proceeds of any Notes or other Securities (and permitted refinancings thereof), (b) so long as no payment or bankruptcy event of default exists before and immediately after giving effect thereto, the payment of regular quarterly dividends in an amount per quarter not to exceed $0.30 per share of common stock outstanding at the time of declaration thereof, (c) the Builder Basket, provided that the use of the Builder Basket shall be subject to no event of default before and immediately after giving effect to such restricted payment and pro forma compliance with the Total Net Leverage Ratio as of the Closing Date, (d) other restricted payments in an amount not to exceed $100.0 million, (e) cashless exchanges and or conversions of debt (including cash payments in lieu of issuing fractional shares in connection with any such exchange or conversion) for similar debt, subject to customary terms to be agreed and (f) additional restricted payments so long as, after giving effect thereto on a pro forma basis, the ratio of debt outstanding (net of unrestricted cash and cash equivalents) to Adjusted EBITDA (the “Total Net Leverage Ratio”) does not exceed 3.50:1.00.

4.     Limitation on indebtedness, which shall, among other things, (i) permit the incurrence of any indebtedness (including bridge financings) subject to customary terms to be agreed if, after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, excluding the cash proceeds of such incurrence of indebtedness but giving pro forma effect to the concurrent application of such cash proceeds, (A) in the case of First Lien Debt, the First Lien Net Leverage Ratio on a pro forma basis is not greater than 3.50:1.00, (B) in the case of secured indebtedness ranking junior to the liens securing the Senior Secured Facilities, the ratio of debt outstanding that is secured by a lien (net of unrestricted cash and cash equivalents) to Adjusted EBITDA (the “Total Secured Debt Net Leverage Ratio”) on a pro forma basis is not greater than 3.50:1.00 and (C) in the case of unsecured indebtedness, the Total Net Leverage Ratio on a pro forma basis is not greater than

6.00:1.00, in each case, on the date of incurrence; provided that any indebtedness incurred by non-guarantor Restricted Subsidiaries under this clause (i) shall not exceed at any one time outstanding the greater of (x) $150.0 million and (y) the corresponding percentage of consolidated total assets, (ii) permit the incurrence of capital lease obligations or purchase money debt in an outstanding principal amount not to exceed an amount to be agreed and the corresponding percentage of consolidated total assets, (iii) permit debt incurred (subject to customary terms to be agreed) or assumed in connection with permitted acquisitions without limit so long as at the time of incurrence or assumption, after giving effect to such acquisition on a pro forma basis, (A) the applicable leverage ratio level set forth in clause (i) with respect to the debt being incurred or assumed is satisfied on a pro forma basis for such acquisition or (B) in the case of unsecured debt only, such applicable leverage ratio set forth in clause (i) is no worse than such ratio in effect immediately prior to such acquisition for any such unsecured debt assumed (or incurred); provided that (x) any indebtedness incurred by non-guarantor Restricted Subsidiaries under this clause (iii) shall not at any one time outstanding exceed the greater of (1) $150.0 million and (2) the corresponding percentage of consolidated total assets and (y) any assumed debt may not be incurred in contemplation of such acquisition, (iv) permit the incurrence of Incremental Facilities, Incremental Equivalent Debt, Refinancing Facilities and Refinancing Notes, (v) permit indebtedness existing on the Closing Date that is reasonably acceptable to the Commitment Parties (it being understood and agreed that the Existing Hill-Rom Notes are acceptable to the Commitment Parties) and refinancings thereof, (vi) permit additional indebtedness (subject to customary terms to be agreed) in an aggregate principal amount not to exceed the greater of an amount to be agreed and the corresponding percentage of consolidated total assets; and (vii) permit the incurrence and/or existence of indebtedness under the Notes and/or the Bridge Facility (and permitted refinancings thereof); provided indebtedness incurred pursuant to clause (i) and indebtedness incurred (but not assumed) pursuant to clause (iii) (I) in the form of first lien term loans secured on a pari passu basis with the Collateral will be subject to clause (vii) in the “Incremental Facilities” section, (II) if secured, will be subject to a customary intercreditor agreement and (III) shall not mature within or have a shorter weighted average life to maturity than all of the Term Loan Facilities.

5. Limitation on investments.

6. Limitation on liens.

7. Limitation on transactions with affiliates.

8. Limitation on changes in the business of the Borrower and its restricted subsidiaries.

9. Limitation on sale/leaseback transactions.

10. Limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges.

11. Limitation on changes to fiscal year.

12. Limitation on modifications to organizational documents and subordinated, junior and unsecured debt documents.

Financial Covenants:

The definitive documentation will contain only the following financial covenants with regard to the Borrower and its restricted subsidiaries on a consolidated basis, for the benefit of the Lenders under the Senior Secured Facilities. The Financial Covenants will be tested as of the last day of each fiscal quarter, with the first quarterly covenant test to commence as of the last day of the first full fiscal quarter after the Closing Date (if otherwise applicable on such date).

(A)       Total Secured Debt Net Leverage Ratio set at a 25% non-cumulative cushion (with step-downs to a flat level to be agreed) to the model received by the Lead Arrangers on June 16, 2015, and beginning on the one year anniversary of the Closing Date, subject to an adjusted covenant period for material acquisitions in a manner consistent with the Existing Credit Facility (the “Financial Covenant Adjustment”); and

(B)       a minimum interest coverage ratio (to be defined as the ratio of Adjusted EBITDA to interest payable on, and amortization of debt discount in respect of, indebtedness) set at a 25% non-cumulative cushion (with step-ups to a flat level to be agreed) to the model received by the Lead Arrangers on June 16, 2015 (collectively, the “Financial Covenants”).

For purposes of determining compliance with the Financial Covenants, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Agent) made to the Borrower after the beginning of the most recently ended fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the option of the Borrower, be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made during the term of the Senior Secured Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenants, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the definitive documentation for the Senior Secured Facilities, and (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenants for the fiscal quarter in respect of which such Specified Equity Contribution is made (either directly through prepayment or indirectly as a result of the netting of unrestricted cash). No Lender under the Revolving Facility shall be required to fund any Revolving Loan or other advance, and no Issuing Bank shall be required to issue any Letter of Credit, at any time during the period beginning on the date the Borrower notifies the Agent that it intends to make a Specified Equity Contribution and ending on the date the Specified Equity Contribution is made.

As used herein, “Adjusted EBITDA” shall be defined in a customary manner consistent with the Documentation Principles, but in any event to include, without limitation, add-backs for Transaction Costs and add-backs for run-rate cost savings from the Acquisition and other permitted acquisitions and investments, integration costs relating to the Acquisition and other permitted acquisitions and investments, restructuring costs, FDA warning letter remediation costs, non-cash stock based compensation charges, and charges relating to field corrective actions; provided, however, that (x) such cost savings are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within a time period after the Acquisition or the applicable acquisition, investment or other event to be agreed and (y) such cost savings add backs do not exceed a percentage of “Adjusted EBITDA” (after giving effect to any such acquisition, investment or other event and before giving effect to any related cost-savings, add backs or other add backs) to be agreed.

Events of Default:

Only the following (subject to customary thresholds and grace periods to be agreed upon, consistent with the Documentation Principles, and applicable to the Borrower and its restricted subsidiaries): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration; bankruptcy and similar events; material monetary judgment defaults (same dollar threshold as cross default to material indebtedness); ERISA events; actual or asserted invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; and change of control.

Unrestricted Subsidiaries:	The definitive documentation will contain provisions pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as (x) no default or event of default then exists or would result therefrom and (y) after giving effect to any such re-designation from an unrestricted subsidiary to a restricted subsidiary, whether or not the Financial Covenants are then required to be tested, the Borrower shall be in pro forma compliance with the Financial Covenants as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the definitive documentation, except to the extent of distributions from any unrestricted subsidiary actually received, directly or indirectly, by the Borrower or any Guarantor.

Voting:

Usual for facilities and transactions of this type. For the avoidance of doubt, amendments and waivers of the conditions to borrowing under the Revolving Facility shall only require the approval of Lenders holding more than 50% of the aggregate commitments under the Revolving Facility.

Cost and Yield Protection:	Usual for facilities and transactions of this type (including, without limitation, customary provisions relating to Dodd-Frank and Basel III).

Assignments and
Participations:

The Lenders will be permitted to assign loans and commitments under the Senior Secured Facilities with the consent of the Borrower (not to be unreasonably withheld or delayed and as to which the Borrower will be deemed to have consented 10 business days after any request for consent unless the Borrower responds otherwise); provided that such consent of the Borrower shall not be required (i) under the Revolving Facility, if such assignment is made to another Lender under the Revolving Facility or an affiliate or approved fund of a Lender under the Revolving Facility, (ii) under the Term Loan Facilities, if such assignment is made to another Lender or an affiliate or approved fund of a Lender, or (iii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to customary exceptions), and, with respect to assignment under the Revolving Facility, the Swingline Lender and the Issuing Bank, not to be unreasonably withheld or delayed. Each assignment will be subject to a minimum amount to be agreed. Assignments will be by novation and will not be required to be pro rata between the Senior Secured Facilities. The Agent will receive a processing and recordation fee of $3,500; provided that no such fee shall be payable with respect to assignments by or to Goldman or any of its affiliates, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans and commitments subject to the restrictions set forth herein and in the Commitment Letter. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, participants shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments and participations shall not be permitted to natural persons or Disqualified Institutions (the list of which may be updated in writing from time to time after the Closing Date with respect to competitors of the Borrower); provided that the Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignment to Disqualified Institutions.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders).

Non-Pro Rata Repurchases:

The Borrower and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding principal amounts or commitments under the Term Loan Facilities in a non-pro rata manner; provided that (i) any commitments or loans so repurchased shall be immediately cancelled, (ii) no proceeds of loans under the Revolving Facility shall be utilized to make such purchases and (iii) no default or event of default exists or would result therefrom.

Governing Law and Forum:	New York.

Counsel to the Lead Arrangers
and the Agent:	Cahill Gordon & Reindel LLP.

Annex B-I

Interest Rates:	All amounts outstanding under the Senior Secured Facilities will bear interest, at the Borrower’s option, as follows:

The interest rate under the Term Loan A Facility will be Adjusted LIBOR plus 2.00% or ABR plus 1.00%.

The interest rate under the Term Loan B Facility will be Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

The interest rate under the Revolving Facility will be Adjusted LIBOR plus 2.00% or ABR plus 1.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the applicable Agent’s Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (a) the rate of interest publicly announced by the applicable Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the higher of (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in U.S. dollars and (b) in the case of the Term Loan B Facility, 0.75% per annum; provided that Adjusted LIBOR in any event shall not be less than zero.

Letter of Credit Fees:

A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

Subject to “Changes in Interest Rate Margins and Commitment Fees” below, 0.50% per annum on the average daily undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility (other than the Swingline Lender) pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders.

Changes in Interest Rate
Margins and Commitment Fees:

From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, (x) commitment fees in respect of the undrawn portion of the commitments under the Revolving Facility will be subject to one reduction to 0.375% per annum and (y) interest rate margins under the Revolving Facility and the Term Loan A Facility will be subject to two 25 basis point reductions, in each case of the foregoing, based upon the First Lien Net Leverage Ratio to be agreed.

B-I-2

Exhibit C

$500 million Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions(2)

Borrower:	Same as for the Senior Secured Facilities.

Guarantors:	Same as for the Senior Secured Facilities.

Transactions:	As described on Exhibit A to the Commitment Letter.

Agent:

Goldman Sachs Bank USA (“Goldman”), acting through one or more of its branches or affiliates, will act as sole administrative agent (in such capacity, the “Bridge Agent”) for a syndicate of banks, financial institutions and other entities selected by the Bridge Lead Arrangers in consultation with the Borrower but excluding Disqualified Institutions (together with the Commitment Parties, the “Bridge Lenders”), and will perform the duties customarily associated with such role.

Lead Arranger and
Bookrunner:

Each of Goldman, J.P. Morgan, MLPFS and PNCCM will act as joint lead arrangers and joint bookrunners for the Bridge Facility and will perform the duties customarily associated with such roles (each in such capacity, a “Bridge Lead Arranger,” and collectively, the “Bridge Lead Arrangers”).

Syndication Agent:

At the option of the Borrower, one or more financial institutions identified by the Borrower that is a lender under the Bridge Facility and reasonably acceptable to the Bridge Lead Arrangers (in such capacity, the “Syndication Agent”).

Documentation Agent:

At the option of the Borrower, one or more financial institutions identified by the Borrower that is a lender under the Bridge Facility and reasonably acceptable to the Bridge Lead Arrangers (in such capacity, the “Documentation Agent”).

Bridge Facility:

A senior unsecured increasing rate bridge facility (the “Bridge Facility”) in an aggregate principal amount up to $500 million, less the amount of gross proceeds from any sale of Notes received on or prior to the Closing Date.

Purpose and Availability:

The Bridge Facility will be available in one drawing on the Closing Date and shall be utilized solely (a) to finance a portion of the Acquisition, (b) to repay the Refinanced Indebtedness and (c) to pay the Transaction Costs. The loans made under the Bridge Facility are herein referred to as the “Bridge Loans”. Once repaid, no amount of Bridge Loans may be reborrowed.

(2)  All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including all exhibits thereto.

Ranking:	The Bridge Loans will rank pari passu with the Senior Secured Facilities (except with respect to any Collateral).

Security:	None.

Conversion to Extended
Term Loans:

If any Bridge Loan has not been repaid in full on or prior to the first anniversary of the Closing Date (the “Rollover Date”) then, subject to payment of the Bridge Rollover Fee (as defined in the Fee Letter), and unless (i) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, or (ii) there exists a default in payment with respect to the Bridge Loans (which bankruptcy, insolvency or payment default would result in automatic acceleration), the Bridge Loans shall automatically be converted into term loans (each, an “Extended Term Loan”) maturing on the seventh anniversary of the Rollover Date (the “Bridge Final Maturity Date”), subject to the Bridge Lenders’ rights to convert Bridge Loans into Exchange Notes as set forth below. Any Bridge Loan not converted into an Extended Term Loan on the Rollover Date shall mature on the Rollover Date.

Definitive Documentation:

The definitive documentation for the Bridge Facility will contain those provisions set forth in this Exhibit C and Section 7 of the Commitment Letter and Exhibit D to the Commitment Letter (subject to modification in accordance with the “market flex” provisions of the Fee Letter, and in no event increasing or limiting the conditions to borrowing on or after the Closing Date) and to the extent any other terms are not expressly set forth in this Exhibit C and Section 7 of the Commitment Letter and Exhibit D to the Commitment Letter will be negotiated in good faith and will be based on credit facility documentation (including guarantees) for recently committed, similarly sized unsecured credit facilities in connection with leveraged acquisitions and contain such other terms as the Borrower and the Commitment Parties shall reasonably agree and customary for bridge financings of this type; it being understood and agreed that (a) only the terms expressly set forth or referred to herein (subject to such “market flex” provisions of the Fee Letter) are being committed to and (b) due regard shall be given to (x) the operational requirements of the Borrower and its restricted subsidiaries, their size, industries, capital structure, businesses, business practices and proposed business plan and (y) the operational and administrative requirements of the Bridge Agent. The foregoing provisions are referred to collectively as the “Bridge Documentation Principles”.

Exchange into Exchange
Notes:

Each Bridge Lender of a Bridge Loan or an Extended Term Loan that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex C-I) will have the option, at any time on or after the Rollover Date, to receive notes (the “Exchange Notes”) in exchange for such Bridge Loans or Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex C-I;

provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100 million in principal amount of Exchange Notes, and no subsequent Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least another $50 million in principal amount of additional Exchange Notes (or, if the aggregate principal amount of the outstanding Extended Term Loans is less than $50 million, additional requests to issue additional Exchange Notes in an amount equal to all of such outstanding Extended Term Loans).

Interest Rate:

Prior to the Rollover Date, the Bridge Loans will accrue interest at a rate per annum equal to the three-month London Interbank Offered Rate (“LIBOR”) as determined by the Bridge Agent (adjusted quarterly) plus the spread. The spread will initially be 500 basis points per annum. If the Bridge Loans are not repaid in full within three months following the Closing Date, the spread will increase by 50 basis points at the beginning of the fourth month following the Closing Date and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter, increasing to the Total Cap (as defined in the Fee Letter) on the Rollover Date. LIBOR will be adjusted for maximum statutory reserve requirements (if any); provided that LIBOR shall be deemed to be not less than 1.00% per annum.

Interest on the Bridge Loans will be payable in arrears at the end of each three-month period and at the Rollover Date. Interest on the Bridge Loans shall not exceed the Total Cap (plus any default interest, if applicable).

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Bridge Loans exceed the amount specified in the Fee Letter in respect of the Bridge Facility as the “Total Cap” (plus any default interest, if applicable).

Extended Term Loans will accrue interest at the Total Cap.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Mandatory Prepayments:

Subject to certain exceptions to be agreed upon and after deduction of the prior mandatory prepayment of the Senior Secured Facilities (if applicable), the Borrower will be required to prepay Bridge Loans, at par plus accrued and unpaid interest, in an amount equal to (a) the net cash proceeds from the issuance, offering or placement of any debt obligations or equity securities by the Borrower or any of its restricted subsidiaries; provided that in the case of an issuance of Exchange Notes to any Bridge Lender (or any of its affiliates) or any person to whom a Bridge Lender participated an interest in the Bridge Loans (or any of such participant’s affiliates) (such Bridge Lenders, participants and affiliates, each a “Specified Bridge Party” and collectively, the “Specified Bridge Parties”) pursuant to a “Securities Demand” under the Fee Letter at an issue price above the level at which such Specified Bridge Party has determined such debt securities can be resold at the time of such purchase by such Specified Bridge Party to a bona fide third party that is not a Lender under the Bridge Facility or an affiliate thereof or a participant in the Bridge Facility at such time (and notifies the Borrower in  writing thereof), the net cash proceeds received by the Borrower and its subsidiaries in respect of such Exchange Notes may, at the option of such Specified Bridge Party, be applied first to prepay the Bridge Loans of such Specified Bridge Party (provided that if there is more than one such Specified Bridge Party then such net cash proceeds will be applied pro rata to prepay the Initial Senior Bridge Loans of all such Specified Bridge Parties in proportion to such Specified Bridge Party’s principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Bridge Lenders, (b) 100% of the net proceeds received by the Borrower or any of its restricted subsidiaries from the non-ordinary course sale or other disposition of assets of the Borrower or any of its restricted subsidiaries in excess of an amount to be mutually agreed (and only in respect of amounts in excess thereof) and subject to exceptions to be mutually agreed upon and subject to the reinvestment rights specified in the first paragraph under “Mandatory Prepayments” on Exhibit B, (c) 100% of all casualty and condemnation proceeds (but excluding any proceeds from business interruption insurance) received by the Borrower or any of its restricted subsidiaries, subject to the reinvestment rights specified in the first paragraph under “Mandatory Prepayments” on Exhibit B and (d) 100% of the net proceeds received by the Borrower or any of its restricted subsidiaries from refinancing debt issued after the date on which the definitive documentation for the Bridge Facility is entered into.

In addition, upon the occurrence of a change of control of the Borrower (to be defined in a mutually acceptable manner), the Borrower will be required, to offer to prepay Bridge Loans on a pro rata basis, at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, to the date of prepayment.

The Extended Term Loans will be subject to the same mandatory offers to prepay as the Exchange Notes.

Optional Prepayments:

Subject to the provisions of the Senior Secured Facilities, the Bridge Loans may be prepaid, in whole or in part, without premium or penalty, at par plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Conditions Precedent to
Borrowing:

Limited to the conditions precedent set forth in Section 7 of the Commitment Letter and Exhibit D thereto. For the avoidance of doubt, it is agreed that conditions set forth herein and in Exhibit D are subject, in all respects, to the Certain Funds Provision.

The definitive documentation for the Bridge Facility shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth herein, in Section 7 of the Commitment Letter and in Exhibit D or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth in Section 7 of the Commitment Letter, this Exhibit C or Exhibit D thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the borrowing under the Bridge Facility.

Representations
and Warranties:	Representations and warranties customary and usual for financings of this kind.

Covenants:

Incurrence-based covenants that are customary for high yield debt securities of issuers of similar size and credit quality, giving due regard to the Bridge Documentation Principles; provided that prior to the Rollover Date, the restricted payments (other than those set forth in clause (b) of numbered paragraph 3 under “Negative Covenants” in Exhibit B), limitation on liens and limitation on debt covenants applicable to the Bridge Loans may be more restrictive than those of the Senior Secured Facilities as reasonably agreed to by the Bridge Agent and the Borrower.

Financial Covenants:	None.

Unrestricted Subsidiaries:

The definitive documentation for the Bridge Facility will contain provisions pursuant to which, so long as no event of default is continuing or would immediately result therefrom, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate such unrestricted subsidiary as a restricted subsidiary; provided, (x) such designation of a restricted subsidiary as an unrestricted subsidiary shall be deemed to constitute an investment and (y) such redesignation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to constitute the incurrence of indebtedness and liens of such subsidiary (to the extent assumed). Unrestricted subsidiaries will not be subject to the mandatory prepayments, representations and warranties, covenants, events of default or other provisions of the definitive documentation for the Bridge Facility, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial ratios or baskets contained in the definitive documentation for the Bridge Facility.

Events of Default:	Events of default customary and usual for financings of this kind.

Voting:	Substantially the same as set forth on Exhibit B to the Commitment Letter.

Assignments and
Participations:

Each Bridge Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Bridge Facility (other than to (x) a Disqualified Institution (unless otherwise consented to by the Borrower) it being understood that the Bridge Agent shall not be responsible for or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance therewith, (y) any natural persons or (z) the Borrower or any of its respective affiliates); provided, however, that prior to the Rollover Date and so long as a Demand Failure (as defined in the Fee Letter) has not occurred and no bankruptcy or payment event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Commitment Parties in respect of the Bridge Facility (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans. Assignments will require payment of an administrative fee to the Bridge Agent (other than an assignment by, or to Goldman or any of its affiliates) and, except for an assignment to an existing Bridge Lender or an affiliate of an existing Bridge Lender, the consent of the Bridge Agent. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent. In addition, each Bridge Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility (other than to a Disqualified Institution); provided that no purchaser of a participation shall have the right to exercise or to cause the selling Bridge Lender to exercise voting rights in respect of the Bridge Facility (except as to certain basic issues).

Cost and Yield Protection:	Substantially the same as set forth on Exhibit B to the Commitment Letter, with such changes as are necessary or appropriate for the Bridge Facility.

Governing Law:	New York.

Counsel to the Bridge
Lead Arrangers and
the Bridge Agent:	Cahill Gordon & Reindel LLP.

Annex C-I

Exchange Notes

Summary of Principal Terms and Conditions

Issuer:	The Borrower will issue Exchange Notes under an indenture (the “Indenture”). The Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Principal Amount:

The Exchange Notes will be available only in exchange for (i) the Bridge Loans on the Rollover Date or (ii) the Extended Term Loans at any time. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Bridge Loans or the Extended Term Loans for which it is exchanged.

Maturity:	The Exchange Notes will mature on the Bridge Final Maturity Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Total Cap and will be payable semi-annually in arrears.

Calculation of interest shall be on the basis of the actual number of days elapsed in a year of twelve 30-day months.

Default Interest:

In the event of a payment default on the Exchange Notes, interest on the Exchange Notes will accrue at a rate of 2.0% per annum in excess of the rate otherwise applicable to the Exchange Notes, and will be payable in accordance with the provisions described above under the heading “Interest Rate.”

Ranking:	Same as Bridge Loans.

Mandatory Offer to Purchase:

The Issuer will be required to offer to purchase the Exchange Notes upon a change of control (to be defined in a mutually acceptable manner) at 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”), and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market-making activities (“Repurchased Securities”)) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase, unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below. The Issuer will also be required to offer to purchase Exchange Notes with the proceeds of certain asset sales at 100% of the principal amount thereof plus accrued interest to the date of purchase, subject to customary reinvestment rights, exceptions and baskets and applicable requirements to repay secured indebtedness.

Optional Redemption:	The Exchange Notes (subject to the equity clawback and make-whole exceptions in the two succeeding paragraphs below) will be non-callable until the third anniversary of the Closing Date. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 75% of the coupon on the Exchange Notes, declining by 25% of the coupon each year thereafter and to par on the date which is two years prior to the Bridge Final Maturity Date.

In addition, up to 40% of the aggregate principal amount of Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Borrower at a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 60% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Any Exchange Notes held by the Commitment Parties or their affiliates (other than Asset Management Affiliates), and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the Issuer at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Covenants:

Incurrence-based covenants that are customary for high yield debt securities of issuers of similar size, operational requirements, industry, businesses, business practices, proposed business plan and credit quality.

Events of Default:

Those typical for an indenture governing a high yield debt securities of issuers of similar size, operational requirements, industry, businesses, business practices, proposed business plan and credit quality.

Governing Law:	New York.

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Exhibit D

Project Empire

$500 million Senior Secured Revolving Facility

$1,000 million Senior Secured Term Loan A Facility

$725 million Senior Secured Term Loan B Facility

$500 million Senior Unsecured Bridge Facility

Summary of Additional Conditions Precedent(3)

The initial borrowing under each of the Facilities shall be subject to only the following additional conditions precedent:

1.             The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the closing under the Facilities in accordance in all material respects with the Merger Agreement (without giving effect to any amendment, modification, waiver or consent thereof which is materially adverse to the Lenders or the Lead Arrangers for the Facilities (in their capacities as such) without the prior written consent of the Lead Arrangers (not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any (a) decrease in the Merger Consideration (other than any decrease that is (x) less than 10% of the Merger Consideration as of the date of the Original Commitment Letter or (y) allocated on a dollar-for-dollar basis to reduce the Term Loan A Facility, Term Loan B Facility and Bridge Facility on a pro rata basis, (b) increase in the Merger Consideration (other than any increase funded (A) with equity proceeds from the issuance of common stock including any increase in the amount of the Seller Equity and/or (B) with no more than $20.0 million of debt under the Revolving Facility), and (c) any amendment or other modification to the definition of “Company Material Adverse Effect”, shall in each case, be deemed to be a modification which is materially adverse to the Lenders and the Lead Arrangers); it being understood and agreed that no purchase price or similar adjustment provisions set forth in the Merger Agreement shall constitute a reduction or increase in Merger Consideration (so long as any increase is not funded with disqualified equity or debt (other than under the Facilities)).

2.             After giving effect to the Transactions, the Company and its subsidiaries shall have outstanding no preferred stock or indebtedness other than (a) the loans and other extensions of credit under the Senior Secured Facilities, (b) the Notes and/or the Bridge Loans, (c) indebtedness permitted to remain outstanding (i) under the Merger Agreement or (ii) indebtedness which exists on the Closing Date immediately prior to the closing and that is disclosed to the Lead Arrangers prior to the date of the Original Commitment Letter, (d) the Existing Hill-Rom Notes, (e) other indebtedness to be agreed upon and (f) intercompany indebtedness for borrowed money that is disclosed to the Lead Arrangers prior to the date of the Original Commitment Letter.

3.             The Agent shall have received (a) a U.S. GAAP audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Company for the 2012, 2013 and 2014 fiscal years and, if not already provided, the most recently completed fiscal year ended at least 90 days prior to the Closing Date, (b) a U.S. GAAP audited consolidated balance sheet and related statements of operations, comprehensive income, business equity and cash flows of the Target for the

(3)  All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit D is attached, including Exhibits A, B and C thereto.  Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Agent and the Bridge Agent, and references herein to the Lead Arrangers shall be deemed to be references to each of the Lead Arrangers and the Bridge Lead Arrangers.

2012, 2013 and 2014 fiscal years and, if not already provided, the most recently completed fiscal year ended at least 90 days prior to the Closing Date, (c) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 60 days before the Closing Date, and (d) U.S. GAAP unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each subsequent fiscal quarter ended at least 60 days before the Closing Date.

4.             The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 3 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended and, which reflect adjustments customary for Rule 144A transactions.

5.             The Agent shall have received a certificate from the chief financial officer (or equivalent officer) of the Company in the form attached hereto as Exhibit E certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

6.             With respect to the Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Bridge Lead Arrangers (such acceptance not to be unreasonably withheld or delayed) (collectively, the “Investment Bank”) shall have been engaged to privately place the Notes and the Bridge Lead Arrangers and the Investment Bank each shall have received, (i) a customary preliminary offering document (an “Offering Document”) suitable for use in a customary “high-yield road show” relating to the Notes, which contains all customary financial information (including all audited financial statements, all unaudited financial statements of the Company and Target (which shall have been reviewed as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements (which, for the avoidance of doubt, in no event shall require financial information otherwise required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X and Compensation Discussion and Analysis required by Regulation S-K Item 402(b) and other information or financial data customarily excluded from a Rule 144A offering involving high yield debt securities with respect to the Company)), including such information that would be necessary for the Investment Bank to receive customary (for high yield securities) “comfort” (including “negative assurance” comfort) from independent accountants for the Company and the Target in connection with the offering of the Notes; provided that, such condition shall be deemed satisfied if such Offering Document excludes the “description of notes” and other information and sections that would customarily be provided by the Investment Bank or its counsel but is otherwise complete and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days (unless a shorter period of time is reasonably acceptable to the Investment Bank in its sole discretion) following the date of delivery of an Offering Document to seek to place the Notes with qualified purchasers thereof (provided that (x) such consecutive business day period will not commence prior to July 6, 2015 and (y) if such consecutive business day period has not ended on or prior to August 14, 2015, then it will not commence until September 8, 2015). If the Company in good faith reasonably believes that it has delivered the Offering Document, it may deliver to the Bridge Lead Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Offering Document on the date specified in such notice and the 15 consecutive business day period described above shall be deemed to have commenced on the date specified in such notice, in each case unless the Bridge Lead Arrangers in good faith reasonably believe that the Company has not completed delivery of the Offering Document and, within two business days after its receipt of such notice from the Company, the Bridge

Lead Arrangers deliver a written notice to the Company to that effect (stating with specificity which information is required to complete the Offering Document).

7.             With respect to the Senior Secured Facilities, the Lead Arrangers shall have been afforded a period of at least 15 consecutive business days (unless a shorter period of time is reasonably acceptable to the Lead Arrangers in their sole discretion) following the date of delivery of the Information Materials (provided that (x) such consecutive business day period will not commence prior to July 6, 2015 and (y) if such consecutive business day period has not ended on or prior to August 14, 2015, then it will not commence until September 8, 2015). If the Company in good faith reasonably believes that it has delivered the Information Materials, it may deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Information Materials on the date specified in such notice and the 15 consecutive business day period described above shall be deemed to have commenced on the date specified in such notice, in each case unless the Lead Arrangers in good faith reasonably believe that the Company has not completed delivery of the Information Materials and, within two business days after its receipt of such notice from the Company, the Lead Arrangers deliver a written notice to the Company to that effect (stating with specificity which information is required to complete the Information Materials).

8.             The Agent shall have received, at least two (2) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent any such information or documentation was requested at least 10 business days prior to the Closing Date.

9.             Subject to the Certain Funds Provision, the Lead Arrangers shall have received (a) customary legal opinions and closing certificates, (b) corporate resolutions and customary governing documents consisting of bylaws, operating agreements, charters and equivalent documents, officers’ certificates, and public officials’ good standing certifications in the respective jurisdictions of organization of the Company and the Guarantors; (c) subject to the Certain Funds Provision, perfected security interests in the Collateral (free and clear of all liens, other than permitted liens) and, subject to the Certain Funds Provision, all documents and instruments required to create and perfect the Agent’s security interest in the Collateral shall have been executed and delivered by each Loan Party party thereto and, if applicable, be in proper form for filing, (d) customary evidence of authority (it being understood that the Facilities Documentation shall be executed by Guarantors, upon organizational authorization thereof, which authorization shall be done promptly following the consummation of the Acquisition and the initial funding of the Facilities), (e) the Guarantees shall have been executed by the Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Senior Secured Facilities, shall be executed by the Guarantors and become in full force and effect, (f) the definitive documentation related to the Senior Secured Facilities and, if applicable, the Bridge Facilities shall have been executed and delivered by the Loan Parties and (g) if reasonably deemed necessary by the Commitment Parties, an intercreditor agreement (in form and substance reasonably satisfactory to the Lead Arrangers) shall have been entered into with the trustee or collateral agent in respect of the Existing Hill-Rom Notes and acknowledged by the Loan Parties.

10.          All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Agent, the Lead Arrangers or any Lender required to be paid on the Closing Date pursuant to the Fee Letters and/or Commitment Letter, in each case, to the extent invoiced at least three (3) business days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the applicable Facility).

11.          Since June 16, 2015 no event, circumstance, development, condition, occurrence, state of facts, change or effect that, individually or in the aggregate with any other event, circumstance, development, condition, occurrence, state of facts, change or effect, has had or would reasonable be expected to have (a) a material adverse effect on the business, assets, results of operations or financial condition of the Company (as such term is defined in the Merger Agreement) and the Company Subsidiaries (as such term is defined in the Merger Agreement), taken as a whole, or (b) a material adverse effect on the ability of the Company (as such term is defined in the Merger Agreement)  to consummate the Merger (as such term is defined in the Merger Agreement)  and the other Transactions (as such term is defined in the Merger Agreement), in either case, other than any one or more of the following, and any event, circumstance, development, condition, occurrence, state of facts, change or effect resulting therefrom:  (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company (as such term is defined in the Merger Agreement)  or any of the Company Subsidiaries (as such term is defined in the Merger Agreement) operates; (iii) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Parent or its affiliates with respect to the Transactions or with respect to the Company or any Company Subsidiary; (v) the effect of any changes in applicable Laws or accounting rules or, in each case, the interpretation thereof; (vi) the failure of the Company (as such term is defined in the Merger Agreement)  or any Company Subsidiary (as such term is defined in the Merger Agreement)  to meet internal projections; (vii) compliance with the terms of, or taking any action required by, the Merger Agreement; or (viii) any effect resulting from the public announcement of the Merger Agreement, the consummation of the Transactions (as such term is defined in the Merger Agreement), in each case of clauses (i) through (iii) and (v) above, only to the extent that such effect does not have a disproportionate effect on the Company (as such term is defined in the Merger Agreement)  and the Company Subsidiaries (as such term is defined in the Merger Agreement)  as compared to other participants in the industry in which the Company (as such term is defined in the Merger Agreement)  and the Company Subsidiaries (as such term is defined in the Merger Agreement)  operate.

Exhibit E

FORM OF

SOLVENCY CERTIFICATE

[          ], 20[  ]

This Solvency Certificate is delivered pursuant to Section [     ] of the Credit Agreement dated as of [          ], 20[  ], among [         ] (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I, the undersigned, the [Chief Financial Officer] of the Borrower, in that capacity only, and not in my individual capacity, do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts or circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.             I am familiar with the Transactions, and I (or officers of the Borrower under my direction and supervision) have reviewed the Credit Agreement, financial statements referred to in Section [  ] of the Credit Agreement and such other  documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.             As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered only in my capacity as [Chief Financial Officer] of the Borrower, and not individually, and without any personal liability to the Administrative Agent or the Lenders with respect thereto.

E-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:
Name:
Title: [Chief Financial Officer]

[Remainder of Page Intentionally Left Blank]

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